Exhibit 10.7

January 2, 2025

Christian Mentz

Dear Christian,

Congratulations! It is with great pleasure that I confirm the offer to promote you to the position of Executive Vice President – Chief Revenue Officer of Cerence, Inc. (“Cerence” or the “Company”). This offer is contingent on you entering into this letter agreement and satisfying the Terms and Conditions set forth below.

Your promotion will be effective on January 6, 2025 (the “Promotion Date”).

You will continue to report to Brian Krzanich, the Company’s Chief Executive Officer. Your work location will continue to be your home office.

Your new compensation and benefits package is as follows:

Base Salary and Employment Status

Starting on the Promotion Date, your starting annual base salary will be 416,000 Euros.

Bonus Program (“STIP")

In addition to your base salary, you will be eligible to participate in the Cerence Short Term Incentive Plan (“STIP”) at 75% of your base salary. The STIP coincides with Cerence’s fiscal year, which is October 1st through September 30th. Eligibility to participate and any payment under the STIP will be at the Company’s discretion, and the Company has the right to vary, suspend, revoke, or replace the STIP at any time. Please note you will participate in STIP for the entirety of Fiscal Year 2025. Your participation in the Sales Incentive Plan (SIP) will cease as of September 30, 2024.

Long Term Incentive Plan (“LTIP”)

Subject to your satisfaction of the Terms and Conditions, the Compensation Committee of the Board of Directors of Cerence has approved the following awards to be granted:

A number of restricted stock units under the Cerence 2019 Equity Incentive Plan (the “Plan”) having an aggregate target value of $2,000,000. It is anticipated that the number of restricted stock units will be calculated based on the average closing price of Cerence common stock over the trailing 20 trading days ending on the date of grant. The restricted stock units will be 50% in the form of time-based restricted stock units (“RSUs”) and 50% in the form of performance-based restricted stock units (“PSUs”), as follows in (a) and (b) below:

A.
RSUs: The RSUs will be granted in January subject to the terms and conditions for time-based restricted stock units under the Plan, all as reflected in the applicable RSU agreement. The RSUs will vest as follows: one-third of the RSUs on each of October 1, 2025, October 1, 2026, and October 1, 2027, subject to your continued service with Cerence through each vesting date except as provided in the Change of Control and Severance Agreement (as described below and hereinafter referred to as the “Severance Agreement”).

B.
PSUs: The PSUs will be granted at the same time as the RSUs subject to the terms and conditions for performance-based restricted stock units under the Plan, all as reflected in the applicable PSU agreement. The PSUs will be earned based on Company performance upon the completion of fiscal years 2025, 2026 and 2027, subject to your continued service with Cerence though the vesting date. 100% vesting will occur upon the release of FY 2027 earnings.

Please note that any equity awards granted to you are subject to the terms of the Plan (or any successor plan) and the applicable grant agreement.

Benefits

The benefit programs including paid time off you are eligible for as a Cerence employee are unchanged.

Severance

Your Change of Control and Severance Agreements fully executed on September 5, 2023 are unchanged.

Taxes

All forms of compensation are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You acknowledge and agree that the Company does not have a duty to design its compensation policies or offer to you in a manner that minimizes your tax liabilities.

If you have further questions regarding our offer, please contact me at (781) 565-8340. On behalf of the Company, I wish you a long and rewarding career with Cerence.

Sincerely,

/s/ Christopher Popadic
Christopher Popadic
VP Global Head of Human Resources

I ACKNOWLEDGE THAT I HAVE RECEIVED, I UNDERSTAND AND THAT I AGREE TO THIS LETTER OF PROMOTION:

/s/ Christian Mentz	January 2, 2025
Christian Mentz	Date
Signature